Exhibit 10.8

July 22, 2016

To:	Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588
	Attn:	General Counsel
	Telephone:	925-226-9783
	Facsimile:	925-226-9743
	Email:	Kirsten.richesson@bhnetwork.com

From:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
	Attn:	Gary Rosenblum, Managing Director, Associate General Counsel
	Telephone:	646-855-3684
	Facsimile:	704-208-2869

Re:	Additional Convertible Bond Hedge Transaction
(Transaction Reference Number: )

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and Blackhawk Network Holdings, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of July 27, 2016 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), relating to the USD460,000,000 principal amount of 1.50% Convertible Senior Notes due 2022 (the “Base Convertible Securities”) together with the 1.50% Convertible Senior Notes due 2022 issued pursuant to the Initial Purchasers’ option under the Purchase Agreement (each as defined below) (the “Optional Convertible Securities” and, together with the Base Convertible Securities, the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is, or the Convertible Securities are, amended, supplemented or modified following their execution, any such amendment, supplement or modification (other than a Merger Supplemental Indenture (as defined below)) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold

Amount” of USD25,000,000, and with the deletion from Section 5(a)(vi)(1) of the Agreement of the words “, or becoming capable at such time of being declared,”. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference into, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 22, 2016

Effective Date:	The closing date of the Convertible Securities issued pursuant to the Initial Purchasers’ option under the Purchase Agreement (each as defined below) exercised on the date hereof.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “HAWK”).

Number of Options:	The number of Optional Convertible Securities in denominations of USD1,000 principal amount purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the Initial Purchasers (as defined below), upon exercise of the Initial Purchasers’ option pursuant to Section 2 of the Purchase Agreement (as defined below).

Applicable Percentage:	33.33%

Number of Shares:	As of any date, the product of (i) the Number of Options, (ii) the Conversion Rate and (iii) the Applicable Percentage.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 14.03 or 14.04(h) of the Indenture.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture but are not “Relevant Convertible Securities” under, and as defined in, the confirmation between the parties hereto regarding the Base Convertible Bond Hedge Transaction dated July 21, 2016 (the “Base Convertible Bond Hedge Transaction Confirmation”) (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date). For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or under the Base Convertible Bond Hedge Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Convertible Bond Hedge Transaction Confirmation until all Options thereunder are exercised or terminated.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day prior to the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture) relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period starting on and including September 15, 2021 and ending on and including the Expiration Date (the “Free Convertibility Period”), the Exercise Notice Deadline shall be the Scheduled Trading Day immediately preceding the Expiration Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 4:00 P.M. (New York City time) on the Exercise Notice Deadline in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date (including, if applicable, whether all or any portion of such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustment to the Conversion Rate set forth in Section 14.03 of the Indenture), (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the

Indenture) and (iv) the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Free Convertibility Period, the contents of such notice shall be as set forth in clause (i) above; provided, further, that any “Notice of Exercise” delivered to Dealer pursuant to the Base Convertible Bond Hedge Transaction Confirmation shall deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) in connection with any conversion of Relevant Convertible Securities prior to the Free Convertibility Period shall be effective if given after the Exercise Notice Deadline, but prior to 4:00 P.M. (New York City time) on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:

Counterparty shall notify Dealer in writing before 4:00 P.M. (New York City time) on September 15, 2021 of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring during the Free Convertibility Period. If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of combination settlement with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 for all conversions occurring during the Free Convertibility Period. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date occurring during the Free Convertibility Period in the same manner as provided in the Notice of Convertible Security Settlement Method it provides or is deemed to have provided hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Dealer.

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 14.02(c) of the Indenture; provided that the Settlement Date will not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 4:00 P.M. (New York City time).

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to (a) the Applicable Percentage multiplied by (b) the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 14.02(a)(iv) of the Indenture and/or the aggregate amount of cash, if any, in excess of USD1,000 per Relevant Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 14.02(a)(iv) of the Indenture, as determined by the Calculation Agent by reference to such Section of the Indenture, and cash in lieu of fractional Shares, if any, resulting from such rounding, as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (this clause (b), the “Convertible Obligation”); provided that such obligation shall be determined (i) excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Section 14.03 or 14.04(h) of the Indenture and (ii) without regard to the election, if any, by Counterparty to adjust the Conversion Rate (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustment to the Conversion Rate set forth in Section 14.03 of the Indenture, then, notwithstanding the foregoing, the Convertible Obligation shall include such additional Shares and/or cash (as determined by the Calculation Agent by reference to such Section of the Indenture), except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent in a commercially reasonable manner) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6(e)(ii)(1) of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected

Party (determined without regard to Section 8(b) of this Confirmation), except that, for purposes of determining such amount (w) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date, (x) such amount payable will be determined as if Section 14.03 of the Indenture were deleted, (y) the value of any Shares shall be determined by the Calculation Agent in a commercially reasonable manner and (z) if the Delivery Obligation is so capped, such capped Delivery Obligation shall comprise, first, Shares up to the lesser of (i) the amount of Shares deliverable under the uncapped Delivery Obligation and (ii) the amount of Shares deliverable as full satisfaction of the capped Delivery Obligation, and second, with respect to any remaining value, cash. Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed, with respect to each Relevant Convertible Security (in denominations of USD1,000) converted on the applicable Conversion Date, (a) (i) the sum of the value of the number of Shares, if any (with the value of such Shares and any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Observation Period” (as defined in the Indenture) or, if there is no such Observation Period, on the relevant Conversion Date), and the amount of cash, if any, that Counterparty is obligated to deliver to such holder pursuant to Section 14.02(a)(iv) of the Indenture (based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Security instead of the Convertible Security Settlement Method, but excluding any Shares and/or cash that Counterparty is obligated to deliver to the holder of such Relevant Convertible Security as a result of any adjustments to the Conversion Rate pursuant to Section 14.04(h) of the Indenture and without regard to the election, if any, by Counterparty to adjust the Conversion Rate (and, for the avoidance of doubt, excluding any interest payment on such Relevant Convertible Security that the Counterparty is obligated to deliver to the holder of such Relevant Convertible Security for such Conversion Date)) minus (ii) USD1,000 multiplied by (b) the Applicable Percentage.

Convertible Security Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 14.02(a) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Observation Period” (as defined in the

Indenture) pursuant to Section 14.02(a)(iv)(C) of the Indenture consisted of 80 “Trading Days” (as defined in the Indenture) commencing on (x) the second “Trading Day” (as defined in the Indenture) after the Conversion Date for conversions occurring prior to the Free Convertibility Period or (y) the 82nd “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture) for conversions occurring during the Free Convertibility Period and any reference herein to the “Observation Period” in respect of such Relevant Convertible Securities shall be deemed to refer to such extended “Observation Period”.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant “Observation Period”, as defined in the Indenture, Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Free Convertibility Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 14.04(a), (b), (c), (d) or (e) or Section 14.05 of the Indenture that the Calculation Agent determines would result in an adjustment under the Indenture by reference to such Sections thereof (any such event or condition, an “Adjustment Event”), the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” below. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the

Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

In addition, Dealer may make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction (but without duplication of any adjustment pursuant to the foregoing paragraph) upon the occurrence of any event or condition that Dealer determines would result in an adjustment under Section 14.05 of the Indenture in respect of the Convertible Security Settlement Method; provided that Dealer may limit or alter any such adjustment referenced in this sentence so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment.

For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of an Adjustment Event (including, without limitation, under the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Discretionary Adjustments:	Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture or pursuant to Section 14.07 of the Indenture or any supplemental indenture entered into thereunder (a “Merger Supplemental Indenture”) or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in good faith and in a commercially reasonable manner.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 14.07 of the Indenture.

Consequences of Merger Events:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that the Calculation Agent determines by reference to Section 14.07 of the Indenture would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the Conversion

Rate pursuant to Section 14.03 or 14.04(h) of the Indenture and the election, if any, by Counterparty to adjust the Conversion Rate; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer (taking into account a commercially reasonable hedge position) is not adversely affected as a result of such adjustment; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty following such Merger Event will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be the Issuer following such Merger Event, in either case, Dealer may elect in its sole discretion that Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the effective time of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election or, if no holders of Shares affirmatively make such an election, the types and amounts of consideration actually received by holders of Shares and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical after the word “regulation” in the second line thereof with “(including, for the avoidance of doubt and without limitation, any tax law or the adoption or promulgation of new regulations authorized or mandated by existing statute)”; (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; (iii) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof; (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the

Hedging Party on the Trade Date” and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer; provided that, when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Whenever the Calculation Agent is required to act or exercise judgment in making any adjustment, determination or calculation hereunder, it will do so in good faith and in a commercially reasonable manner.

Following any adjustment, determination or calculation by the Calculation Agent, Determining Party or Hedging Party hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent, Determining Party or Hedging Party, as the case may be, will promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent, Determining Party or Hedging Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation.

4. Account Details:

Dealer Payment Instructions:	Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No.: 0012334-61892

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: New York

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588
Attn:	General Counsel
Telephone:	925-226-9783
Facsimile:	925-226-9743
Email:	Kirsten.richesson@bhnetwork.com

Address for notices or communications to Dealer:

To:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn:	Gary Rosenblum, Managing Director, Associate General Counsel
Telephone:	646-855-3684
Facsimile:	704-208-2869

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) To the knowledge of Counterparty, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of July 21, 2016 between Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the initial purchasers (the “Initial Purchasers”) party thereto (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(xii) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xiii) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, Section 7(a)(viii) hereof and such other matters as Dealer may reasonably request.

8. Other Provisions:

(a) Additional Termination Events. (i) The occurrence of (A) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture or (B) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of Dealer.

(ii) Within five Scheduled Trading Days following any Repayment Event (as defined below), Counterparty shall notify Dealer of such Repayment Event and the number of Convertible Securities (in denominations of USD1,000) subject to such Repayment Event (any such notice, a “Repayment Notice”). Such Repayment Notice shall contain a written representation and warranty by Counterparty that, as of the date of such Repayment Notice, Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 8(a)(ii). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of Convertible Securities (in denominations of USD1,000) specified in such Repayment Notice and subject to such Repayment Event and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such Early Termination Date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6(e)(ii)(1) of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. “Repayment Event” means that any Convertible Securities are repurchased (whether in connection with or as a result of a “Fundamental Change” (as defined in the Indenture) or for any other reason) by Counterparty or any of its subsidiaries and cancelled by the Trustee (as defined in the Indenture). For the avoidance of doubt, any conversion of Convertible Securities (whether into cash, Shares, “Reference Property” (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. (New York City time) on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event (i) of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control or (iii) that Counterparty fails to remake the representation set forth in Section 7(a)(i) as of the date of such election. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen HAWK <Equity> VAP (or any successor thereto) in respect of the period from 9:30 A.M. to 4:00 P.M. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice at the time and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including, without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above, (iv) payment by Counterparty of all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such assignment, (v) Dealer not being obliged, as a result of such assignment, to pay the assignee on any payment date, an amount greater than Dealer would have been required to pay in the absence of such assignment and (vi) no Event of Default, Potential Event of Default or Termination Event occurring as a result of such assignment. In addition, Dealer may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates, or any entities sponsored or organized by, or on behalf of or for the benefit of, Dealer, in each case, whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Bank of America Corporation or (ii) any other person (including, without limitation, any affiliate of Dealer or any entity sponsored or organized by, or on behalf of or for the benefit of, Dealer) of credit quality equivalent to

Dealer; provided that, in the case of each of clauses (i) and (ii), (A) under the applicable law effective on the date of such assignment, Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (B) no Event of Default, Potential Event of Default or Termination Event shall occur as a result of such assignment or transfer. At any time at which any Excess Ownership Position or a Hedging Disruption exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 7.5%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period”, as defined in the Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension or addition is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that no such Exercise Date, Settlement Date or other date of valuation or delivery by Dealer may be postponed or added more than 40 “Trading Days” (as defined in the Indenture) after the original Exercise Date, Settlement Date or other date of valuation or delivery, as the case may be.

(i) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of such performance.

(l) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(n) Early Unwind. In the event the sale by Counterparty of the Optional Convertible Securities is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason (other than as a consequence of a breach or default by the Initial Purchasers) by the close of business in New York on July 27, 2016 (or such later date as agreed upon by the parties, which in no event shall be later than August 10, 2016) (July 27, 2016 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p) Tax Matters

(i) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii) HIRE Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii) Tax documentation. For the purpose of Section 4(a)(i) of the Agreement, Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

(iv) Tax Representations. For the purpose of Section 3(f) of the Agreement, Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-(4)(c)(1)(ii).

(q) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

[Signature Page Follows]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
Name: Christopher A. Hutmaker
Title: Managing Director

Agreed and Accepted By:

BLACKHAWK NETWORK HOLDINGS, INC.

By:	/s/ Jerry Ulrich
Name: Jerry Ulrich
Title: CFO

Annex A

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